FIFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

     This FIFTH AMENDMENT is dated as of the 3rd day of May, 2002 and is by and between FLEET NATIONAL BANK having an office at 750 Walnut Avenue, Cranford, New Jersey 07016 (the "Bank"), and SYMS CORP., a New Jersey corporation having an address at One Syms Way, Secaucus, New Jersey 07094 (the "Borrower").


                                   WITNESSETH:

     WHEREAS, the Borrower and the Bank have entered into a Revolving Credit Agreement dated as of December 1, 1993, as amended by that certain First Amendment to Revolving Credit Agreement dated as of November 24, 1997, as further amended by that certain Second Amendment to Revolving Credit Agreement dated as of May 27, 2000, as further amended by that certain Third Amendment to Revolving Credit Agreement dated as of November 25, 2000, and as further amended by that certain Fourth Amendment to Revolving Credit Agreement dated as of May 4, 2001 (as amended, the "Credit Agreement"); and

     WHEREAS, the Borrower and the Bank have agreed to amend certain terms of the Credit Agreement as more fully described herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Definitions. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein.

     2. Amendment of Credit Agreement. The Credit Agreement is hereby amended as follows (all Section references are to the corresponding Sections of the Credit Agreement):

          (a) The definition of "Base Rate" is deleted in its entirety. Each reference in this Agreement to "Base Rate" shall be deemed to be "Prime Rate."

          (b) The definition of "Commitment" which appears in Section 1.1 is amended to read as follows:

               "Commitment" shall mean $20,000,000, or such lower amount to which the Commitment shall be reduced by the Borrower in accordance with the terms hereof. Included within the Commitment is a $10,000,000 sublimit for commercial and standby letters of credit ("Letters of Credit"). All Letters of Credit shall expire no later than one year after the Maturity Date. No Letter of Credit shall expire more than 365 days from issuance.


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


          (c) The definition of "Consolidated Rental Payments" which appears in
     Section 1.1 is amended to read as follows:

               "Consolidated Rental Payments" shall mean for any period, all rental payments in respect of operating leases, and shall also include all payments under any other leases including but not limited to common area maintenance charges and real estate taxes, paid in cash by Borrower and its Consolidated Subsidiaries, each as determined in accordance with GAAP.

          (d) The definition of "Maturity Date" which appears in Section 1.1 is amended to read as follows:

               "Maturity Date" shall mean May 2, 2003.

          (e) The following new definitions are hereby added to Section 1.1:

               "Prime Rate" means the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

          (f)  Section 2.5 (a) is amended to read as follows:

               (a) Except as provided in subsection (b) below, each Note shall bear interest from the date thereof on the outstanding daily principal balance thereunder at a fluctuating rate per annum equal to the Floating Rate. As used herein, the term "Floating Rate" shall mean the greater of (i) the Prime Rate minus: (x) .50%, if the Fixed Charge Coverage Ratio is not less than 1.20 to
               1.0 but not greater then 1.35 to 1.0; (y) .625%, if the Fixed Charge Coverage Ratio is not less than 1.36 to 1.0 but not greater than 1.50 to 1.0; and (z) .75%, if the Fixed Charge Coverage Ratio is greater than or equal to 1.51 to 1.0, or (ii) the Federal Funds Rate plus one and one-quarter of one percent (1 1/4%). Each change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the day on which such change shall be announced an be effective.

          (g) Section 2(b)(i) is amended by deleting the first sentence and replacing it with the following:

                    (i) A rate per annum (the "LIBOR Rate") equal to: (x) 1.00%
               plus the Base LIBOR Rate, if the Fixed Charge Coverage Ratio is not less than 1.20 to 1.0 but not greater than 1.35 to 1.0; (y) .875%, plus the Base LIBOR Rate, if the Fixed Charge Coverage Ratio is not less than 1.36 to 1.0 but not greater than 1.50 to 1.0; and (z) .75% plus the Base LIBOR Rate, if the Fixed Charge Coverage Ratio is greater than 1.51 to 1.0.

          (h) Section 2.5(b) (ii) is deleted in its entirety and all references to "Secondary CD Based Rate" and "Reserve Adjusted Secondary CD Rate" throughout the Credit Agreement shall be eliminated.


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


          (i) Section 2.9 is amended to read as follows:

          2.9 Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the applicable Commitment from time to time, from the date hereof until the termination of the Commitment as provided in Section 2.10 hereof, at a rate per annum as follows: (x) .375%, if the Fixed Charge Coverage Ratio is not less than
     1.20 to 1.0 but not greater than 1.35 to 1.0; (y) .25%, if the Fixed Charge Coverage Ratio is not less than 1.36 to 1.0 but not greater than 1.50 to 1.0; and (z) .125% if the Fixed Charge Coverage Ratio is greater than 1.51 to 1.0. Such commitment fee shall be payable, in arrears, on the first Business Day of each calendar quarter commencing July 1, 2002, and on the first Business Day of each October, January, April and July thereafter. The commitment fee shall be computed on the basis of the actual number of days elapsed over a year of 360 days (having 12 months of 30 days each).

          (j) Article II is amended by adding the following new sections at the end thereof:

          2.14 Letters of Credit. The Borrower agrees to pay to the Bank a letter of credit fee for each letter of credit issued by the Bank at the request of Borrower as follows:

          (a) 1.00%, if the Fixed Charge Coverage Ratio is not less than 1.20 to
     1.0 but not greater then 1.35 to 1.0; (b) .875%, if the Fixed Charge Coverage Ratio is not less than 1.36 to 1.0 but not greater than 1.50 to 1.0; and (c) .75%, if the Fixed Charge Coverage Ratio is greater than or equal to 1.51 to 1.0.

          2.15 Application of Payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal, and interest, and the balance on account of outstanding principal; provided, however, that after default, payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

          2.16 Payment of Fees and Expenses. Borrower shall pay on demand all expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associates with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate) and be an obligation secured by any collateral.

          2.17 Interest Computation. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

          2.18 Default Rate. Upon an Event of Default (whether or not the Bank has accelerated payment of the Revolving Credit Note), the Borrower's right to select pricing options shall cease, and the obligations shall bear interest, payable on demand, at a rate, per annum, determined on a daily basis, of three (3%) percent in excess of the Prime Rate, but in no event more than the highest rate permitted by the applicable usury law in respect of the Borrower, until the unpaid balance of the principal sum and interest shall have been paid in full.

          2.19 Replacement of Promissory Note of Other Documents. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Revolving Credit Note or any other security document which is not of public record, and in the case of any such loss, theft, destruction or mutilation upon surrender and cancellation or such note or other document, Borrower will issue, in lieu thereof, a replacement Revolving Credit Note or other security document in the same principal amount thereof and otherwise of like tenor.


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


          2.20 Late Fee. If the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall pay to Bank a late fee equal to five percent (5%) of the required payment.

          2.21 Interest Limitation. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agree to be paid to Bank for the use or the forbearance of the indebtedness evidence hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Revolving Credit Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of the Revolving Credit Note to contract in strict compliance with the laws of the State of New Jersey from time-to-time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

          2.22 Use of Proceeds (Regulation U). No portion of the proceeds of the loan shall be used, in whole or in part, for the purpose or purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

          (k) Section 6.12 is amended to read as follows:

          6.12 Capital Expenditures. The Borrower shall not permit the sum of Capital Expenditures plus Dividends to exceed $10,000,000 at the end of its fiscal year.

          (l) Section 6.21 is hereby amended as follows:

          6.21 Notwithstanding the foregoing, during a single period comprised of any 30 consecutive days prior to the Maturity Date, there shall be no advances outstanding hereunder.

     (m) Article X is hereby amended by adding the following Sections at the end thereof:

     10.10 Pledge to the Federal Reserve. The Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

     10.11 Sale of Loan. The Bank shall have the unrestricted right at any time or from time to time, and without Borrower's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Borrower agrees that it shall execute or cause to be executed such documents, including, without limitation, amendments to


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


the Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignments, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to the Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. The Bank may furnish any information concerning the Borrower to a prospective Assignee(s), provided that the Bank shall require such prospective Assignee to agree in writing to maintain the confidentiality of such information.

     10.12 Integration Clause. The Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Credit Agreement and the other Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Credit Agreement and the other Loan Documents, and no party is relying upon any promise, agreement or understanding not set forth in the Credit Agreement and the other Loan Documents. The Credit Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Bank.

     10.13 Setoff. The Borrower hereby grants to the Bank a lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of FleetBoston Financial Corporation and its successors and assigns, or in transit to any of them (collectively, the "Deposits"). In addition to the Bank's common law setoff rights and not in limitation thereof, at any time, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Such right of debit may be exercised by the Bank against the Borrower or against any bankruptcy trustee, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment, or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower.

     Furthermore, in the event any attachment, trustee process, garnishment, or other levy or lien (collectively a "Garnishment") issues against any Deposits (the "Liened Funds"), then the Bank shall have the unconditional right, without prior notice to the Borrower, to debit any such Liened Funds immediately prior to giving effect to such Garnishment and apply the same to any indebtedness of the Borrower to the Bank under the Loan Documents, whether or not the same has matured.

     In addition, without limiting any of the foregoing rights, during the existence of an Event of Default (or any event which with the passage of time, giving of notice, or both, would constitute an Event of Default), the Bank shall have the right, without notice, to "freeze" or segregate any or all of the Deposits such that the Borrower may not access, control, or draw upon them.


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


     10.14 Collateral Pledge. Bank may transfer Collateral into its name or that of its nominee and may receive the income and any distributions thereon and hold the same as Collateral for the Obligations, or apply the same to any Obligation, whether or not a Default or any Event of Default has occurred.

     (n) Section 10.1 shall be amended to by deleting "Wolff & Samson" and the address therefor and replacing it with: "Emmet, Marvin & Martin, LLP, 177 Madison Avenue, Morristown, New Jersey; Attention: Elyse D. Beidner, Esq."

     3. Substitute Note. Concurrently herewith, the Borrower shall execute and deliver to the Bank a fourth substitute revolving credit note (the "Substitute Note") which shall supersede, and be in substitution for, the third substitute revolving credit note dated as of May 4, 2001 (the "Prior Note") executed and delivered by the Borrower to the Bank. It is expressly agreed that the execution and delivery of such Substitute Note shall not evidence or represent a refinancing, repayment, accord and satisfaction or novation of the indebtedness evidenced by the Prior Note. As soon as practicable following its receipt of the Substitute Note, the Bank will return the Prior Note to the Borrower for cancellation.

     4. Representations and Warranties. In order to induce the Bank to enter into this Agreement and amend the Credit Agreement as provided herein, the Borrower hereby represents and warrants to the Bank that:

     (a) All of the representations and warranties of the Borrower set forth in the Credit Agreement are true, complete and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof and as if set forth at length herein (except that representations and warranties which are expressly stated to be as of a certain date are true, complete and correct in all material respects as of such certain date).

     (b) No Default or Event of Default presently exists and is continuing on and as of the date hereof.

     (c) Since the date of the Borrower's most recent financial statements delivered to the Bank, no material adverse change has occurred in the business, assets, liabilities, financial condition or results of operations of the Borrower, and no event has occurred or failed to occur which has had, or reasonably may be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Borrower.

     (d) The Borrower has full power and authority to execute, deliver and perform any action or step which may be necessary to carry out the terms of this Agreement and all other agreements, documents and instruments executed and delivered by the Borrower to the Bank concurrently herewith or in connection herewith (collectively, the "Amendment Documents"); each Amendment Document to which the Borrower is a party has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the. Borrower enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, general equity principles or other similar laws affecting the enforcement of creditor's rights generally.

     (e) The execution, delivery and performance of the Amendment Documents will not (i) violate any provision of any existing law, statute, rule, regulation or ordinance (ii) conflict with, result in a breach of or constitute a default under (a) any order, judgment, award or decree of any court, governmental authority, bureau or agency, or (b) any mortgage, indenture, lease, contract or other agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its properties or asset may be bound, or (iii) result in the creation or imposition of any lien or other encumbrance upon or with respect to any property or asset now owned or hereafter acquired by the Borrower.

     (f) Except for such filing as may be required under the Securities Exchange Act of 1934, as amended, which filing (if required) shall be made by the Borrower as and when required, no consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with any person is required in connection with the execution, delivery, performance or validity of the Amendment Documents or the transactions contemplated thereby.

     5. Bank Costs. The Borrower agrees to reimburse the Bank for all reasonable costs and expenses, including reasonable counsel fees and disbursements, incurred by the Bank in connection with the Amendment Documents and the transactions contemplated therein. If such amounts are not paid within ten days of the Bank's request therefor, the Borrower hereby authorizes the Bank to charge the Borrower's account for the amount of such fees and expenses.

     6. No Change. Except as expressly set forth herein, all of the terms and provisions of the Credit Agreement shall continue in full force and effect and are hereby ratified and confirmed in all respects.

     7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and all such counterparts taken together shall constitute one and the same instrument.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the Borrower and the Bank have executed this Agreement as of the date above written.

                                             FLEET NATIONAL BANK

                                             By:  /s/ WILLIAM DINICOLA
                                                  ----------------------------
                                                  Name:  William DiNicola
                                                  Title: Senior Vice President


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



                                             SYMS CORP.
Attest:

----------------------                       By:  /s/ ANTONE F. MOREIRA
                                                  ---------------------------
                                                  Name:  Antone F. Moreira
                                                  Title: Vice President & CFO


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

                     FOURTH SUBSTITUTE REVOLVING CREDIT NOTE

$20,000,000                                                    As of May 3, 2002

     FOR VALUE RECEIVED, the undersigned, SYMS CORP, a New Jersey corporation (the "Borrower"), hereby unconditionally promises to pay on or before the Maturity Date, to the order of FLEET NATIONAL BANK, a national banking association (successor by merger to Summit Bank) (the "Bank"), at the office of the Bank located at 750 Walnut Avenue, Cranford, New Jersey, 07016 or at such other location as the Bank shall designate, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (i) $20,000,000 or (ii) so much thereof as shall have been advanced (the "Advances") by the Bank to the Borrower pursuant to that certain Revolving Credit Agreement between the Borrower and the Bank dated December 1, 1993, as amended (as amended, the "Credit Agreement"). Terms defined in the Credit Agreement shall have the same meaning when used herein. All of the terms and provisions of the Credit Agreement are incorporated herein by reference as if set forth at length herein.

     The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time as hereinafter provided. Except as hereinafter provided, the unpaid principal amount hereof shall bear interest commencing with the date hereof at a fluctuating rate per annum equal to the Prime Rate.

     The Borrower may elect to have all or any portion of the outstanding principal balance of this Note, in an amount equal to or greater than $500,000 (and, if greater, in additional increments of $100,000), bear interest at the LIBOR Rate for any Interest Period, to the extent and in the manner provided in the Credit Agreement.

     Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and, except for that portion of this Note bearing interest at a Fixed Rate, shall be adjusted automatically as of the opening of business on each day on which any change in the Base Rate or the Federal Funds Rate shall be announced and be effective.

     Except for that portion of this Note bearing interest at a Fixed Rate, installments of accrued interest only shall be due and payable hereon quarterly, in arrears, with the first such installment being due and payable on the first Business Day of the first calendar quarter following the date hereof, and the remainder of such quarterly installments of interest being due and payable on the first Business Day of each and every calendar quarter thereafter until this Note shall have been paid in full.

     The Borrower shall pay (i) the outstanding principal amount of each Fixed Rate Loan on each Fixed Rate Interest Payment Date applicable thereto and (ii) all unpaid interest accrued on such Fixed Rate Loan on the first Business Day of each calendar quarter following the making of such Fixed Rate Loan and on the Fixed Rate Interest Payment Date; provided, however, that if any Fixed Rate Interest Payment Date shall not be a Business Day, then such payment shall be made on the next succeeding Business Day, unless, with respect to that portion of this Note which bears interest at a LIBOR Rate, the next such succeeding Business Day falls in the next calendar month, in which case such payment shall be made in the next preceding Business Day.

     All Advances made by the Bank to the Borrower hereunder may be noted by the Bank on any schedule or other record annexed hereto or otherwise so designated, and the Bank is authorized to make such notations, which shall be prima facia evidence of the principal amount outstanding hereunder at any time; provided, however, that any failure to make such a notation (or any error in notation) shall not limit or otherwise affect the obligation of the Borrower hereunder which are and shall remain absolute and unconditional.

     The Borrower agrees to pay to the Bank the commitment fee provided for in the Credit Agreement.

     The Borrower shall pay to the Bank a late charge of five percent (5%) of any amount due hereunder or under the Credit Agreement if such amount is not received by the Bank within ten calendar days after the date it is due; provided, however, that such late charge shall not be less than $25 nor more than $2,500. The acceptance by the Bank of payment of the late charge shall not be considered an election of remedies or waiver by the Bank of any of its rights or remedies.

     The Bank may declare this Note to be immediately due and payable if any of the following events shall have occurred and be continuing:

     (1) Failure by the Borrower to (i) make any payment of principal on this Note or under the Credit Agreement on any date when due or (ii) make any payment of interest or commitment fee payable hereunder or under the Credit Agreement within 15 days from any date when due; or

     (2) An Event of Default shall have occurred under the Credit Agreement.

     Upon any nonpayment of any amount owing under this Note at its stated or accelerated maturity, the Bank may, in addition to such other and further rights and remedies as provided by law or under the Credit Agreement, (i) collect interest on such overdue amount from the date of such maturity until paid at a rate per annum equal to the Prime Rate plus three (3%) percent, (ii) setoff such amount against any deposit account maintained in the Bank by the Borrower, and such right of setoff shall be deemed to have been exercised immediately upon such stated or accelerated maturity even though such setoff is not noted on the Bank's records until a later time and (iii) hold as security any property heretofore or hereafter delivered into the custody, control or possession of the Bank or any entity acting as agent for the Bank (other than property contained in any safe deposit box maintained in the Bank) by any person liable for the payment of this Note.

     This Note is being issued in substitution for that certain Third Substitute Revolving Credit Note dated as of May 4, 2001 in the maximum principal amount of $30,000,000 executed and delivered by the Borrower in favor of the Bank (the "Prior Note"). The execution and delivery of this Note shall not evidence or represent a refinancing, repayment, accord and satisfaction or novation of the Prior Note or the indebtedness evidenced thereby.

     This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     Should the indebtedness represented by this Note or any part hereof be collected at law or in equity, or in bankruptcy, receivership, or any other court proceeding, or should this Note be placed in the hands of attorneys for collection upon default, the Borrower agrees to pay, in addition to the principal and interest due and payable hereon, all reasonable costs of collecting or attempting to collect this Note, including reasonable attorneys' fees and expenses.

     This Note shall be and remain in full force and effect and in no way impaired until the actual payment thereof to the Bank, its successors or assigns.

     Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Bank would be contrary to provisions of law applicable to the Bank limiting the maximum rate of interest which may be charged or collected by the Bank.

     The Borrower and all endorsers and guarantors of this Note hereby waive presentment, demand for payment, protest and notice of dishonor of this Note.

     This Note is binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

     This Note and the rights and obligations of the parties hereto shall be subject to and governed by the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the undersigned has caused this Third Substitute Revolving Credit Note to be duly executed by its authorized officers, as of the day and year above written.

ATTEST:                                      SYMS CORP.


By:                                          By: /s/ ANTONE F. MOREIRA
  ---------------------------                    ---------------------------
     Name:                                       Name:  Antone F. Moreira
     Title:                                      Title: Vice President & CFO


                                       3